Exhibit 99.1

Contact:    Martha Fleming, (404) 240-1504
martha.fleming@lionbank.com

FIDELITY SOUTHERN CORPORATION ANNOUNCES
SHARE REPURCHASE PROGRAM AND SHELF REGISTRATION

Atlanta, GA (April 3, 2014) - Fidelity Southern Corporation (NASDAQ: LION) today announced that on April 2, 2014, its Board of Directors authorized the repurchase of up to $10 million of the Company’s common stock. The share repurchase plan is intended to be implemented through purchases made from time to time using a variety of methods, which may include open market purchases, accelerated share repurchases, 10b5-1 trading plans, privately negotiated transactions, or any combination of such methods, in accordance with applicable insider trading and other securities laws and regulations. Fidelity currently has approximately 21,337,000 shares of common stock outstanding.

The Board also approved the filing of a shelf registration statement with the Securities and Exchange Commission for up to $100 million of common stock, preferred stock, warrants, or debt securities, to be issued from time to time for general corporate purposes which may include funding our bank and non-bank subsidiaries, financing business expansion, or refinancing or extending the maturity of debt obligations and investments at the holding company level.

Fidelity Southern Corporation, through its operating subsidiaries Fidelity Bank and LionMark Insurance Company, provides banking services and credit-related insurance products through 33 branches in Georgia and Jacksonville, Florida, and an insurance office in Atlanta, Georgia. SBA, Indirect Automobile, and Mortgage loans are provided through employees located throughout the South. For additional information about Fidelity’s products and services, please visit the website at www.FidelitySouthern.com.